Exhibit 99.1

Optimer Pharmaceuticals Provides Update on DIFICID® (fidaxomicin) tablets Launch

DIFICID Treatments Shipped by Wholesalers Grew Almost 87% in Fourth Quarter of 2011

San Diego, CA— January 9, 2012 — Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) today provided an update on commercial sales of DIFICID® (fidaxomicin) tablets since launching the antibacterial drug in July 2011 for the treatment of Clostridium difficile associated-diarrhea (CDAD) in adults 18 years of age or older in the United States.

“Sales of DIFICID in the United States over the past five and a half months reflect the strong initial demand for a new antibacterial drug providing a superior sustained clinical response through 25 days after the end of treatment for CDAD. Wholesale level shipments in the fourth quarter of 2011 increased almost 87% compared to the third quarter, drawing down wholesaler inventory levels,” said Pedro Lichtinger, President and CEO of Optimer. “We also observed continued strong month over month growth through the fourth quarter of about 11%.”

For the three months ended December 31, 2011, Optimer estimates 4,675 DIFICID treatments were shipped from Optimer’s wholesalers to hospital pharmacies, retail pharmacies and long-term care facilities, exceeding treatments sold by Optimer to its wholesalers over the same period. This is an increase of 86.6% when compared to the 2,505 treatments shipped from Optimer’s wholesalers to hospital pharmacies, retail pharmacies and long-term care facilities for the period of July 19, 2011 through September 30, 2011. DIFICID treatments shipped from Optimer’s wholesalers to hospital pharmacies, retail pharmacies and long-term care facilities grew at a compounded monthly growth rate of 11.3% for the quarter ended December 31, 2011.

Optimer recognizes product sales of DIFICID upon delivery of product to its wholesalers. For the period of July 19, 2011, the date of DIFICID’s first sales, through December 31, 2011 Optimer estimates DIFICID gross sales of $24.4 million. Optimer estimates total DIFICID gross sales for the fourth quarter of 2011 of $12.2 million, compared to gross sales for the third quarter of 2011 of $12.1 million, which included $5.1 million in inventory stocking by Optimer’s wholesalers. DIFICID wholesaler inventory levels at the end of the fourth quarter are estimated to have decreased by $1.1 million from the levels at the end of the third quarter, and remain within Optimer’s target range of 14 to 28 days of demand.

“With DIFICID, we bring a new perspective to how CDAD is treated in the United States and abroad. To leverage this opportunity and accelerate market penetration we will be focusing our efforts on expanding our label with new indications that we believe hold significant incremental market potential,” continued Mr. Lichtinger.

In 2012, Optimer plans to pursue, subject to FDA discussion and review, important new areas where it sees opportunities to expand the DIFICID label, seeking new indications to optimize its commercial potential. The potential for prophylactic use of DIFICID represents an opportunity for significant incremental market expansion.  Optimer intends to evaluate prophylactic use of DIFICID in patients undergoing bone marrow transplantation, who are generally at risk for CDAD and where CDAD has a significant impact on the patient and the disease associated cost burden. Additionally, Optimer believes there are a range of patient subpopulations with CDAD, such as other transplant patients and certain sub-populations of cancer patients, where CDAD is associated with a significant impact on the patient and disease associated cost burden.

To focus on these priorities that have the potential to maximize the value of fidaxomicin for patients and shareholders, Optimer has made the strategic decision to discontinue current work in basic research. Optimer will, however, retain its clinical R&D capabilities to develop product candidates.

Hospital Formulary and Patient Access Update

At the end of 2011 DIFICID was on formulary at more than 450 hospitals, a 30% increase in formulary adoption since mid November. Optimer continues to make progress in formulary adoption by hospitals.

Patient access to DIFICID has also improved. Currently:

•              DIFICID is covered by 89% of Optimer’s targeted payor plans, meaning approximately 75% of all covered lives in the United States have access to DIFICID

•              90% of targeted commercial payors and 82% of targeted Medicare Part D payors cover DIFICID

•              The top five commercial Pharmacy Benefit Managers (PBMs) and four of the top five Medicare PBMs cover DIFICID

•              Commercial and Medicare Part D DIFICID copayment amounts are comparable to Vancocin

Important Safety Information for DIFICID

DIFICID should not be used for systemic infections. Only use DIFICID for infection proven or strongly suspected to be caused by C. difficile. Prescribing DIFICID in the absence of a proven or strongly suspected C. difficile infection is unlikely to provide benefit to the patient and increases the risk of the development of drug resistant bacteria. The most common adverse reactions are nausea (11%), vomiting (7%), abdominal pain (6%), gastrointestinal hemorrhage (4%), anemia (2%), and neutropenia (2%)

Please visit www.DIFICID.com or call 855-DIFICID (343-4243) for full prescribing information for DIFICID.

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a global biopharmaceutical company focused on discovering, developing and commercializing innovative hospital specialty products that have a positive impact on society. Optimer developed and commercialized DIFICID® (fidaxomicin) tablets, an FDA-approved antibacterial drug for the treatment of adult patients with Clostridium difficile-associated diarrhea

(CDAD). Optimer has also received marketing authorization for fidaxomicin tablets in the European Union under the trade name DIFICLIR™. The company is seeking marketing authorization for fidaxomicin in Canada and is exploring marketing authorization in other parts of the world where C. difficile has emerged as a serious health problem, including Asia. Additional information can be found at http://www.optimerpharma.com.

Forward-Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation statements related to the perspective for the treatment of CDAD, expansion and acceleration of DIFICID market penetration, DIFICID sales or market potential, DIFICID label expansion and new potential indications for DIFICID, including prophylactic DIFICID use or use in patient subpopulations, the timing and nature of activities related to the pursuit of any new DIFICID indications, the risk, impact and burden of CDAD, the hospital formulary and patient access status of DIFICID, and Optimer’s clinical development capabilities. Words such as “believes,” “would,” “anticipates,” “plans,” “expects,” “may,” “intend,” “will” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. These forward-looking statements are based on management’s expectations on the date of this release. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: Optimer’s ability to continue driving adoption and use of DIFICID, whether healthcare professionals will prescribe DIFICID, whether DIFICID will receive or continue to receive reimbursement coverage from healthcare payers and government agencies, the extent to which DIFICID will be accepted on hospital formularies and potential delays in formulary decisions, Optimer’s ability to successfully coordinate commercialization efforts with Cubist Pharmaceuticals under its co-promotion agreement, whether Optimer will be able to realize expected benefits under its co-promotion agreement with Cubist, the fact that past results may not be predictive of future results of performance, the possibility of alternative means of preventing or treating DIFICID impacting adoption and sales of DIFICID, Optimer’s ability, though its third party manufacturers and logistics providers, to maintain a sufficient supply of DIFICID to meet demand, Optimer’s ability to pursue new indications for DIFICID, whether any studies intended to support additional indications for DIFICID will be successful, whether any new indications for DIFICID will be approved by the FDA and other risks detailed in Optimer’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this release, and Optimer undertakes no obligation to update or revise these statements, except as may be required by law.

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Contacts

Optimer Pharmaceuticals, Inc.

David Walsey, Vice President, Investor Relations and Corporate Communications

(858) 909-0736

Canale Communications, Inc.

Jason I. Spark, Senior Vice President

(619) 849-6005